CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-51223 and 333-40264 on Form S-8 of our report dated March 29, 2009 appearing in this Annual Report on Form 11-K of the Employee Savings and Thrift Plans (Saudi Arabia) of The Procter & Gamble Company for the year ended December 31, 2008.

Deloitte & Touche
Bakr Abulkhair & Co.

/s/ Al-Mutahhar Y. Hamiduddin

By Al-Mutahhar Y. Hamiduddin
License No. 296
March 29, 2009